NEW CENTURY HOME EQUITY LOAN TRUST 2004-1

SUPPLEMENTAL INDENTURE NO. 1

Supplemental Indenture No. 1 (the “Supplemental Indenture”), dated and effective as of December 15, 2006, between New Century Home Equity Loan Trust 2004-1, as Issuer and Deutsche Bank National Trust Company, as Indenture Trustee, with respect to the Indenture (the “Indenture”), dated as of April 21, 2004, between the Issuer and the Indenture Trustee. The parties hereto are entering into the Supplemental Indenture pursuant to Section 9.01 of the Indenture. Capitalized terms used herein but not defined herein shall have the meanings ascribed thereto in the Indenture.

1.  Supplemental Indenture.

The definition of “Basis Risk Shortfall” in Appendix A to the Indenture is deleted in its entirety and replaced with the following:

“Basis Risk Shortfall”: With respect to any Class of Notes and any Payment Date, the sum of (i) the excess, if any, of (x) the aggregate Accrued Note Interest thereon for such Payment Date (without regard to the related Available Funds Rate) over (y) interest accrued on such Class of Notes at the related Available Funds Rate and (ii) the unpaid portion of any Basis Risk Shortfall from the prior Payment Dates together with interest accrued on such unpaid portion for the most recently ended Interest Accrual Period at the related Note Rate (without regard to the related Available Funds Rate).

2.  Counterparts.

This Supplemental Indenture may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

3.  Governing Law.

This Supplemental Indenture shall be construed in accordance with the laws of the State of New York and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

4.  Severability of Provisions.

If any one or more of the covenants, agreements, provisions or terms of this Supplemental Indenture for any reason whatsoever shall be held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Supplemental Indenture and shall in no way affect the validity or enforceability of the other provisions of this Supplemental Indenture.

5.  Successors and Assigns.

The provisions of this Supplemental Indenture shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto, and all such provisions shall inure to the benefit of the Certificateholders.

6.  Article and Section Headings.

The article and section headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.

7.  No Recourse to Owner Trustee.

It is expressly understood and agreed by the parties hereto that (a) this Supplemental Indenture is executed and delivered by Wilmington Trust Company, not individually or personally, but solely as Owner Trustee of New Century Home Equity Loan Trust 2004-1, in the exercise of the powers and authority conferred and vested in it, (b) each of the representations, undertakings and agreements herein made on the part of the Issuer is made and intended not as personal representations, undertakings and agreements by Wilmington Trust Company but is made and intended for the purpose for binding only the Issuer, (c) nothing herein contained shall be construed as creating any liability of Wilmington Trust Company, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto and (d) under no circumstances shall Wilmington Trust Company be personally liable for the payment of any indebtedness or expenses of the Issuer or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Issuer under this Supplemental Indenture or any other related documents.

IN WITNESS WHEREOF, the undersigned have caused their names to be signed hereto by their respective officers thereunto duly authorized, all as of the day and year first above written.

NEW CENTURY HOME EQUITY LOAN TRUST 2004-1, as Issuer

By:	Wilmington Trust Company, not in its individual capacity, but solely as Owner Trustee

By:	/s/ Mary K. Pupillo
Name:	Mary K. Pupillo
Title:	Assistant Vice President

DEUTSCHE BANK NATIONAL TRUST COMPANY, as Indenture Trustee

By:	/s/ Ronaldo Reyes
Name:	Ronaldo Reyes
Title:	Vice President

By:	/s/ Melissa Wilman
Name:	Melissa Wilman
Title:	Vice President

Acknowledged and agreed to by:

NC RESIDUAL IV CORPORATION, as Holder of the Owner Trust Certificates

By:	/s/ Kevin Cloyd
Name:	Kevin Cloyd
Title:	President